Prime Announces Extension of Tender Offer

Shijiazhuang, China – September 26, 2013 – Prime Acquisition Corp. (“Prime” or the “Company”) (NASDAQ: Common Stock: “PACQ”, Units: “PACQU”, Warrants: “PACQW”), a special purpose acquisition company, today announced that it has extended the expiration of its previously announced tender offer to purchase up to 23,014 of its ordinary shares, par value $0.001 per share, at a purchase price of $10.02 per share, net to the seller in cash, without interest.

The tender offer, which was previously scheduled to expire at 5:00 pm (New York City time) on Thursday, September 26, 2013, will now expire at 5:00 pm (New York City time) on Friday, September 27, 2013, unless otherwise extended or earlier terminated in accordance with the terms of the tender offer.

About Prime Acquisition Corp.

Prime Acquisition Corp., a Cayman Islands corporation, is a special purpose acquisition company formed for the purpose of acquiring an operating business.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Prime Acquisition Corp., bhn LLC, and their combined business after completion of the proposed transaction. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Prime’s and bhn’s managements, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to meaningfully differ from those set forth in the forward-looking statements:

•	Continued compliance with government regulations;
•	Changing legislation or regulatory environments;
•	Requirements or changes affecting the businesses in which bhn is engaged;
•	Industry trends, including factors affecting supply and demand;
•	Labor and personnel relations;
•	Credit risks affecting the combined business’ revenue and profitability;
•	Changes in the real estate industry;
•	Prime’s investment in Green Certificates and the related private placement to Radiomarelli;
•	Bhn’s ability to effectively manage its growth, including implementing effective controls and procedures and attracting and retaining key management and personnel;
•	Changing interpretations of generally accepted accounting principles;

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September 26, 2013

•	General economic conditions; and
•	Other relevant risks detailed in Prime’s filings with the Securities and Exchange Commission.

The information set forth herein should be read in light of such risks. Neither Prime nor bhn assumes any obligation to update the information contained in this press release.

Additional Information

On August 12, 2013, Prime filed tender offer materials in connection with its previously announced acquisition of real estate properties. On September 6, 2013, Prime filed amended tender offer materials in response to SEC comments and including information about its investment in green certificates and a related private placement of securities to Radiomarelli. On September 18, 2013 and September 24, 2013, Prime filed further amended tender offer materials in response to SEC comments. Prime is conducting a tender offer for its ordinary shares in order allow shareholders the opportunity to redeem their shares if and when these transactions are completed. Each description contained herein is not an offer to buy or the solicitation of an offer to sell securities. The solicitation and the offer to buy Prime ordinary shares are being made pursuant to a tender offer statement on Schedule TO and other offer documents, as amended, that Prime has filed with the Securities and Exchange Commission (the “SEC”). The tender offer documents (including an offer to purchase, a related letter of transmittal and other offer documents), as amended, contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials (and all other materials filed by Prime with the SEC) are available at no charge from the SEC through its website at www.sec.gov. Security holders of Prime are urged to read the tender offer documents, as amended, and the other relevant materials before making any investment decision with respect to the tender offer because they contain important information about these transactions and the tender offer.

Contact Information:

At the Company

Prime Acquisition Corp.

Diana Liu

CEO

dianaliu@primeacq.com

Investor Relations
The Equity Group Inc.
Carolyne Yu	Adam Prior
Senior Associate	Senior Vice President
(415) 568-2255	(212) 836-9606
cyu@equityny.com	aprior@equityny.com